Exhibit 5.5

CONSENT OF EXPERT

I, Enrique Munoz Gonzalez, MAusIMM, of Metalica Consultores S.A., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the mineral reserve estimates for the C-1 Santa Luz Project and the Agua Rica Project as at December 31, 2010 (collectively, the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

METALICA CONSULTORES S.A.

By:	/s/ Enrique Munoz Gonzalez
Name:	Enrique Munoz Gonzalez
Title:	Mining Engineer

Date: April 25, 2011